CNS PROTEIN THERAPEUTICS, INC.
CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into as of March 11, 2008 by and between CNS Protein Therapeutics, Inc. (the "Company") and Keelin Reeds Partners, LLC ("Consultant"). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation.

A. Services

Consultant agrees to perform the following services during the initial three-month period for the Company in exchange for the Compensation described in Section l.B:

(1) From the perspective of an investor, KR will develop the value proposition for MANF in treating Parkinson's Disease. The objective is to understand the technical risk, development cost & timing, competitive environment, and commercial potential of this key opportunity in order to present an objective, fact-based value proposition to investors and potential partners. The resulting valuation analysis of MANF will yield a 10-50-90 probability range on peak sales and NPV of cash flows, conditional on a full range of success and failure scenarios. Sensitivity analysis will be used to identify key value drivers. Step-up analysis will be used to identify value inflection points for optimal partnering and/or financing events.

(2) Our final deliverable for the initial three month period will be an investor-perspective PowerPoint presentation that provides a credible third-party opinion regarding the value of the Company's lead asset MANF in its lead indication of Parkinson's Disease. KR will present its methodology, conclusions, and recommendations to Company's management and/or board of directors, as appropriate.

(3) Provide other services as mutually agreed.

B. Compensation/or initial three month period

In consideration for Consultant's performance of the Services described in Section l.A, Company agrees to compensate Consultant as follows:

(1)	$3,000 initiation fee, to be paid within five (5) days of the date of execution of this Agreement;

(2)            $3,000 per month retainer for three (3) consecutive months

(3)            The Company will pay additional compensation in the amount of$26,000 upon the closing of an equity financing having aggregate net proceeds of at least $1.5 million.

 (4)            Subject to approval ofthe Board, in consideration for your agreement to defer payment of fees, the Company will grant Consultant an option for the purchase of 80,400 shares of the Company's common stock at an exercise price equal to the fair market value on the date of grant. The options shall vest in equal monthly installments over a period of six months.

C.            Upon the completion of the initial three month period, Company can choose whether to continue to retain Consultant or to terminate subject to the conditions of Section 6 below. Should the Company elect to continue to retain Consultant, the Company shall make a cash payment of $3,000 in advance to Consultant for each month worked under the retainer. In addition, Consultant will submit to Company an invoice for its work during that period, calculated on a time and materials basis, crediting the $3,000 monthly retainer, using the following rates: Tom Keelin $5,000 per day, Michael Mischke-Reeds $4,000 per day, John Selig $2,800 per day.

D.            The Company will reimburse Consultant for all reasonable expenses incurred byConsultant in performing the Services pursuant to this Agreement. Consultant shall request consent from an authorized agent of the Company prior to incurring expenses in excess of $1 00. Consultant shall be required to submit receipts for all expenses incurred on behalf of Company.

Every two weeks, Consultant shall submit to Company a written invoice for Services and expenses, and such invoice shall be subject to Company's approval.

2. Confidentiality.

A. Definition. Company and Consultant agree to disclose to and receive from the other, or allow the other to have access to, such party's confidential and proprietary information, only upon the following terms and conditions. "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the Company or Consultant, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's or Consultant's products or services and markets thereof, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include:

a)            information that is now in the public domain or subsequently enters the public domain without fault on the part of the receiving party;

b)            information that, prior to the date of disclosure hereunder, is known by the receiving party from its own sources without restriction, as evidenced by the receiving party's prior written records;

c)           information received by the receiving party without restriction from any third party not under any obligation to keep such information confidential; and

d)            information which the receiving party proves by clear and convincing evidence was independently developed without the use of any ofthe other party's Confidential Information.

B. Nonuse and Nondisclosure. Each party agrees to maintain in confidence all Confidential Information and, subject to the express provisions of this Agreement, not to disclose it to any third party without the express written consent of the disclosing party, to be given or withheld in the absolute discretion of the disclosing party. Each party shall take all necessary and reasonable precautions to prevent the disclosure of Confidential Information to any unauthorized third parties. In this regard, each party agrees that it will disclose Confidential Information only to those of its employees and consultants who need to know such Confidential Information to complete the Services and who are bound by obligations of confidentiality at least as stringent as those set forth herein. Each party agrees that upon disclosing Confidential Information to any such persons, they shall be advised of the confidential nature of the information and shall be instructed to take all necessary and reasonable precautions to prevent the unauthorized disclosure thereof. A party may disclose Confidential Information to affiliated companies controlled by, under the control of, or under common control with such party, if such companies are bound by obligations of confidentiality at least as stringent as those set forth herein. Notwithstanding the foregoing, Confidential Information may be disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction provided that the receiving party uses commerciaIIy reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and provides reasonable prior written notice to the other party.

C. Former Client Confidential !J?formation. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company's premises any unpublished document or proprietary infonnation belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and to not disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with any agreement between the Company and such third parties.

E. Return of Materials. Upon the termination of this Agreement, or upon Company's earlier request, Consultant will deliver to the Company all of the Company's property, including but not limited to (i) all originals, (ii) any and all reproductions thereof, (iii) all electronically stored information and passwords to access such property, and (iv) Confidential Information that Consultant may have in Consultant's possession or control.

3. Ownership.  All inventions, ideas, improvements, discoveries, enhancements, modifications, know-how, data and information of every kind and description conceived, generated, made, or reduced to practice, as the case may be, by Consultant, either alone or jointly with others, which arise out of or relate to this Agreement and are based solely on Consultant's prior inventions (the "KR Inventions") will be the sole and exclusive property of Consultant, provided, however, Company retains a perpetual right to use such KR Inventions which arise out of or relate to the Services provided pursuant to this Agreement. All inventions, ideas, improvements, discoveries, enhancements, modifications, know-how, data and information of every kind and description conceived, generated, made, or reduced to practice, as the case may be, Company, either alone or jointly with others, which arise out of or relate to the Services provided pursuant to this Agreement and are based on Company inventions (the "CNS-PT Inventions") will be the sole and exclusive property of Company.

4. Conflicting Obligations.

A. Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant further certifies that he will not enter into any such conflicting agreement during the term of this Agreement. Consultant agrees that any violation of Section 4.A. constitutes a material breach of this Agreement, as that term is defined under Section 6.B.

B. Substantially Similar Designs. In view of Consultant's access to the Company's trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company's prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 12 months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant's nondisclosure obligations under Section 2.

     5. Reports. Consultant agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant's progress in performing the Services under is Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

6. Term and Termination.

A. Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) final completion of the Services or (ii) termination as provided in Section 6.B.

B. Termination. Either party may terminate this Agreement upon giving the other party 14 days' prior written notice of such termination pursuant to Section l1.E of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

C. Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except that:

(l) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company's policies and in accordance with the provisions of Section 1 of this Agreement; and

(2) The duties set forth in Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Nonsolicitation) and Section 10 (Arbitration and Equitable Relief) shall survive termination of this Agreement.

7. Independent Contractor; Benefits.

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Consultant is not an agent, employee or representative of the Company. Consultant acknowledges that Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Section l.C .. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and to pay all state, federal and local self-employment and other taxes on such income.

B. Benefits. As Consultant is not an employee of the Company, the Company and Consultant agree that Consultant shall not be eligible to receive any Company-sponsored employment benefit. If Consultant is reclassified by a state or federal agency or court as Company's employee, Consultant shall become a reclassified employee, but shall not be eligible to receive any employment benefits from the Company, except as mandated by state or federal law, even if by the terms of the Company's benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8. Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant's assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant's assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party's rights resulting in whole or in part from the Company's use of the work product of Consultant under this Agreement.

9. Nonsoficitation. From the date of this Agreement until 12 months after the termination of this Agreement (the "Restricted Period"), Consultant will not, without the Company's prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant's own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant's engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

10. Arbitration and Equitable Relief

A.           Arbitration. IN CONSIDERATION OF THE MUTUAL RIGHTS AND PROMISES SET FORTH IN THIS AGREEMENT, CONSULTANT AND COMPANY AGREE TO ARBITRATE ANY AND ALL
CONTROVERSIES, CLAIMS AND DISPUTES, ARISING OUT OF THIS AGREEMENT. THIS INCLUDES, BUT IS NOT LIMITED TO STATE AND FEDERAL COMMON LAW AND STATUTORY EMPLOYMENT DISPUTES, AS WELL AS CONTROVERSIES, CLAIMS AND DISPUTES (1) CONCERNING THE COMPANY OR ANY EMPLOYEE, OFFICER, DIRECTOR OR SHAREHOLDER OF THE COMPANY; AND (2) ARISING OUT OF, RELATING TO, OR RESULTING FROM CONSULTANT'S PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT, ANY BREACH OF THIS AGREEMENT, AND TERMINATION OF THIS AGREEMENT. CONSULTANT ACKNOWLEDGES THAT CONSULTANT SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 1280 THROUGH 1294.2, INCLUDING SECTION 1283.05 (THE "RULES") AND PURSUANT TO CALIFORNIA LAW.

B.           Procedure. CONSULTANT AND COMPANY AGREE TO ARBITRATE ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT. THE PARTIES FURTHER
AGREE THAT ALL CLAIMS, CONTROVERSIES AND DISCPUTES WILL BE RESOLVED BY A SINGLE NEUTRAL ARBITRATOR AND PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA"). THE PARTIES FURTHER AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE MOTIONS BROUGHT BY EITHER PARTY, INCLUDING MOTIONS TO DISMISS AND DEMURRERS, MOTIONS FOR CLASS CERTIFICATION MOTIONS, AND MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION PRIOR TO THE ARBITRATION HEARING. THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW. THE PARTIES FURTHER AGREE TO SHARE THE COSTS OF ARBITRATION EQUALLY AND THAT EACH PARTY SHALL BEAR ITS OWN COSTS, INCLUDING ATTORNEY FEES, EXCEPT AS OTHERWISE PROVIDED BY LAW.

C. Availability of Injunctive Relief CONSULTANT AGREES THAT EITHER THE COMPANY OR CONSULTANT MAY PETITION A COURT FOR PROVISIONAL RELIEF, INCLUDING INJUNCTIVE RELIEF, WHERE EITHER THE COMPANY OR CONSULTANT ALLEGES OR CLAIMS A VIOLATION OF THIS AGREEMENT BETWEEN CONSULTANT AND THE COMPANY.

D. Administrative Relief NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO PROHIBIT CONSULTANT FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL
ADMINISTRATIVE BODY HAVING JURISDICTION OVER SUCH CLAIM. THIS AGREEMENT DOES, HOWEVER, PRECLUDE CONSULTANT FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

E. Remedy. EXCEPT AS PROVIDED IN SECTIONS 10. C AND D, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN THE COMPANY AND CONSULTANT. ACCORDINGLY NEITHER THE COMPANY NOR CONSULTANT WILL BE PERMITTED TO PURSUE A COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

F. Voluntary Nature of Agreement. CONSULTANT ACKNOWLEDGES AND AGREES THAT CONSULTANT IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. CONSULTANT FURTHER ACKNOWLEDGES AND AGREES THAT CONSULTANT HAS CAREFULLY READ THIS AGREEMENT AND THAT CONSULTANT HAS ASKED ANY QUESTIONS NEEDED FOR CONSULTANT TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT CONSULTANT IS WAIVING ITS RIGHT TO A JURY TRIAL. FINALLY, CONSULTANT AGREES THAT CONSULTANT HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF ITS CHOOSING BEFORE SIGNING THIS AGREEMENT.

11. Miscellaneous.

A. Governing Law. This Agreement shall be governed by the laws of California without regard to California's conflicts oflaw rules.

B. Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), to the party at the party's address written below or at such other address as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 1l.E.

F. Attorneys' Fees. In the event of a court action, whether at law or in equity that is brought by a party to this Agreement, the parties shall be required to bear their own costs, including attorneys' fees.

G. Severability. If any provlsIOn of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT	CNS PROTEIN THERAPEUTICS, INC.
By: /s/ Michael Mischke-Reeds	By: /s/ Gerald Commissiong
Name: Michael Mischke-Reeds	Name: Gerald Commissiong
Title: Managing Partner	Title:
Address for Notice:	Address for Notice:
800 Menlo Ave., Ste. 210	Attn: Gerald Commissiong
Menlo Park, CA 94025	CNS Protein Therapeutics, Inc.
555 Bryant Street, #143
Palo Also, CA 94301-1704